Execution Version

TRANSACTION AGREEMENT
among
FOUNDATION PA COAL COMPANY, LLC,
RICE DRILLING C LLC
and
RICE ENERGY INC.
Dated as of December 6, 2013

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS

Section 1.1	Certain Definitions	2
Section 1.2	Terms Generally	7

ARTICLE II

TRANSFER OF THE SUBJECT INTERESTS
ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING ALPHA

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING RICE DRILLING AND PARENT

ARTICLE V

COVENANTS

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1	Conditions Precedent to Obligations of Rice Parties and Alpha	20
Section 6.2	Conditions Precedent to Obligations of Alpha	21
Section 6.3	Conditions Precedent to Obligations of Rice Parties	21
ARTICLE VII

INDEMNIFICATION; REMEDIES

ARTICLE VIII
TERMINATION

Section 8.1	Termination Events	24
Section 8.2	Effect of Termination	25

ARTICLE IX

MISCELLANEOUS

TRANSACTION AGREEMENT
This Transaction Agreement, dated as of December 6, 2013, is entered into by and among Foundation PA Coal Company, LLC, a Delaware limited liability company (“Alpha”), Rice Drilling C LLC, a Pennsylvania limited liability company (“Rice Drilling”), and Rice Energy Inc., a Delaware corporation (“Parent”, and together with Rice Drilling, the “Rice Parties”). Alpha, Rice Drilling and Parent are each referred to herein as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, Parent intends to consummate an initial public offering of shares of its common stock in accordance with the terms set forth in the Registration Statement (as defined below) (the “Parent IPO”);
WHEREAS, pursuant to the terms of a corporate reorganization (the “Reorganization”) that will be completed in connection with the Parent IPO, all of the interests in Rice Energy Appalachia LLC (“Rice Appalachia”) currently held primarily by Rice Energy Holdings LLC (“Rice Holdings”) and NGP Rice Holdings, LLC (“NGP Holdings”) will be exchanged for shares of common stock of Parent, and Rice Drilling will become a wholly-owned subsidiary of Rice Appalachia;
WHEREAS, each of Rice Drilling and Alpha owns five hundred (500) of the outstanding units (the “GP Interests”) of Alpha Shale Holdings, LLC (the “Company”);
WHEREAS, each of Rice Drilling and Alpha owns four hundred ninety-five (495) of the outstanding limited partnership units (the “LP Interests”) of Alpha Shale Resources, LP (the “Partnership”); and
WHEREAS, at the Closing, which will occur concurrently with, and shall be effective contingent upon, the consummation of the Parent IPO, Alpha desires to transfer to Parent, and Parent desires to acquire and accept from Alpha, all of the GP Interests and the LP Interests owned by it (together, the “Subject Interests”), in exchange for the issuance by Parent of the Alpha Shares (as defined below), subject to the terms and conditions set forth herein;
WHEREAS, each of the Parties intends that Alpha’s exchange of the Subject Interests for the Alpha Shares, the exchange of the interests in Rice Appalachia for common stock of Parent, and the Parent IPO be treated for U.S. federal income tax purposes as an integrated transaction qualifying for nonrecognition of gain or loss pursuant to Section 351 of the Code; and
WHEREAS, Parent, Rice Holdings, NGP Holdings and Alpha desire to enter into the Stockholders’ Agreement and Parent, Rice Holdings, NGP Holdings, Daniel J. Rice III and Alpha desire to enter into the Registration Rights Agreement in order to, among other things, provide Alpha certain rights with respect to the appointment of a director to the board of directors of Parent and registration rights with respect to the Alpha Shares.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained,

and for other good and valuable consideration the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acquired Company Entity Tax” means any Tax imposed on a Company Entity or its Affiliates (including, for the avoidance of doubt, any Tax imposed on a Company Entity as result of it becoming an “acquired real estate company” under Pennsylvania Code section 91.113 and any related, amended or successor provision thereto) that arises as a result of a change in the direct or indirect ownership of such Company Entity if the cumulative change in ownership giving rise to such Tax is greater than the change in ownership arising solely because of Alpha’s exchange of the Subject Interests hereunder.
“Action” means any action, claim, suit, audit, investigation or proceeding by or before any court or other Governmental Authority or arbitral tribunal.
“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other voting interests, by Contract or otherwise. Notwithstanding anything to the contrary, in the case of Alpha, “Affiliate” shall not include the Company Entities and in the case of Parent or Rice Drilling, “Affiliate” shall not include NGP Holdings or any of its Affiliates other than the Company Entities.
“Agreement” means this Transaction Agreement, including all Exhibits and Schedules hereto, as the same may be amended, modified or supplemented from time to time in accordance with its terms.
“Alpha” has the meaning set forth in the preamble to this Agreement.
“Alpha Indemnitees” has the meaning set forth in Section 7.2.
“Alpha Releasees” has the meaning set forth in Section 5.5.
“Alpha Releasors” has the meaning set forth in Section 5.5.
“Alpha Shares” has the meaning set forth in Section 2.2.
“Business” means the business and operations of the Company Entities as currently conducted.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required by Law to be closed.
“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of a partnership or limited liability company, partnership or membership interests or units (whether general or limited), and (c) any other equity interest or equity participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.
“Cash Portion” has the meaning set forth in Section 2.2.
“Closing” has the meaning set forth in Section 2.3.
“Closing Date” has the meaning set forth in Section 2.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals to this Agreement.
“Company Entities” means the Company and the Partnership.
“Company LLC Agreement” means the Alpha Shale Holdings, LLC Limited Liability Company Agreement dated as of February 3, 2010, as amended by (i) the First Amendment thereto dated as of January 7, 2013 and (ii) the Second Amendment thereto dated as of the date hereof.
“Confidential Parent Group Information” means (i) all Confidential Information (as defined in Exhibit B to the Company LLC Agreement) and (ii) all non-public, confidential or proprietary information concerning the business, operations, finances, customers, assets, contracts, prices, costs, procedures, processes, business systems, plans and strategies of the Parent or any of its Subsidiaries (other than the Company Entities); provided that the Confidential Information included in clause (ii) of this definition specifically excludes any information which (A) was known to or was independently developed by Alpha or its Affiliates, or (B) was made public by the Parent or any of its Subsidiaries or their respective Representatives, or was established to be part of the public domain, in each case, other than as a consequence of a breach by Alpha or its Affiliates of its confidentiality obligations to Parent or any of its Subsidiaries or the Company Entities.
“Consents” means consents, permission, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.
“Contract” means any written or oral agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Cooperation Agreement” means that Cooperation Agreement by and among the Partnership, the Company, Parent and Alpha, dated as of the date hereof.
“Credit Facility” means the Credit Agreement dated as of September 7, 2012, among the Partnership, as borrower, Wells Fargo Bank, N.A., as administrative agent, and the lenders party thereto, as may be amended.
“Damages” means all losses, claims, damages, payments, Taxes, diminutions in value, costs and expenses, including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of pocket expenses and reasonable attorneys’, accounting and experts’ fees and expenses reasonably incurred in defending against any such Actions, and costs of enforcing any right of indemnification hereunder or pursuing any insurance providers.
“Debt Payoff Letter” means a customary payoff letter from the agent of the Credit Facility, (i) setting forth (a) the aggregate amount, including interest, breakage costs, premiums, prepayment penalties, and other fees and related expenses, required to be paid to satisfy fully all amounts owed to the agent as of the anticipated Closing Date and a per diem amount for each day thereafter and (b) wire transfer instructions for such lender and (ii) providing that that, if such amount is paid to the agent on the Closing Date, then the agent will automatically release any and all Liens securing the Credit Facility that it may have had with respect to the Partnership’s assets and will take all actions necessary to effect such release, including executing and delivering all reasonably necessary documentation and forms suitable for filing with all appropriate Governmental Authorities.
“Delaware LLC Act” means Delaware Limited Liability Company Act, as amended.
“Delaware LP Act” means Delaware Revised Uniform Limited Partnership Act, as amended.
“GP Interests” has the meaning set forth in the recitals to this Agreement.
“Governing Documents” means, with respect to any corporation, its articles or certificate of incorporation and bylaws; with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing; and with respect to the Company Entities, includes the Company LLC Agreement, the Agreement of Limited Partnership of the Partnership and the Operating Agreement.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, court of competent jurisdiction, administrative agency or commission or other governmental, quasi-governmental, statutory or regulatory authority or instrumentality or arbitrator, and any non-governmental body administering, regulating or having oversight over, electricity, power or other energy markets.

“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.
“Indemnified Party” has the meaning set forth in Section 7.5.
“Indemnifying Party” has the meaning set forth in Section 7.5.
“Knowledge” means, with respect to Alpha, the actual knowledge of any individual set forth on Schedule A-1, after due inquiry, and, with respect to Parent, the actual knowledge of any individual set forth on Schedule A-2, after due inquiry.
“Laws” means all applicable laws, statutes, constitutions, rules, regulations, rulings of any Governmental Authority and all applicable Governmental Orders.
“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“Lien” means (i) any mortgage, pledge, lien, encumbrance, charge, similar encumbrance or other security interest, conditional sale or other adverse title retention arrangement (including a capital lease); (ii) any option or restriction on transfer, including preemptive or preferential purchase rights; and (iii) any easements, survey exceptions, rights-of-way, servitudes, and other matters of a similar nature.
“Lock-up Agreement” means a customary lock-up agreement with the underwriters of the Parent IPO in a form that is substantially similar to (i) the form provided to Alpha prior to the date hereof and (ii) that being signed by Rice Holdings and NGP Holdings.
“LP Interests” has the meaning set forth in the recitals to this Agreement.
“NGP Holdings” has the meaning set forth in the recitals to this Agreement.
“Operating Agreement” means that Operating Agreement dated February 3, 2010 by and among the Partnership, the Company, Rice Drilling and Alpha.
“Outside Date” has the meaning set forth in Section 8.1(b).
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent IPO” has the meaning set forth in the recitals to this Agreement.
“Parent IPO Closing” has the meaning set forth in Section 2.3.
“Parent IPO Price” means the price per share at which shares of common stock of Parent are initially offered to the public in the Parent IPO.

“Parent IPO Underwriting Agreement” means the underwriting agreement to be entered into by and among the Rice Parties, Barclays Capital Inc., certain other underwriters of the Parent IPO and certain other parties thereto, relating to the purchase and sale of the Capital Stock of Parent in connection with the Parent IPO.
“Parent Releasees” has the meaning set forth in Section 5.5.
“Parent Releasors” has the meaning set forth in Section 5.5.
“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority (or any department, agency, or political subdivision thereof).
“Prospectus” has the meaning set forth in Section 4.10(b).
“Remedies Exception” means (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
“Registration Rights Agreement” means the Registration Rights Agreement, by and among Parent, Rice Holdings, NGP Holdings, Alpha and Daniel J. Rice III, dated as of the Closing Date and substantially in the form attached hereto as Exhibit A.
“Registration Statement” means the Registration Statement on Form S-1 as confidentially submitted to the SEC by the Parent on November 12, 2013 under the Securities Act, including the prospectus and all exhibits contained therein.
“Reorganization” has the meaning set forth in the recitals to this Agreement.
“Representatives” means the directors, managers, officers, employees and other representatives of a Person.
“Rice Appalachia” has the meaning set forth in the recitals to this Agreement.
“Rice Approvals” has the meaning set forth in Section 4.5.
“Rice Holdings” means Rice Energy Holdings LLC, a Delaware limited liability company.
“Rice Indemnitees” has the meaning set forth in Section 7.3.
“Rice Parties” has the meaning set forth in the preamble to this Agreement.

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“SEC” means the United States Securities and Exchange Commission.
“Stockholders’ Agreement” means the Stockholders’ Agreement, by and among Parent, Rice Holdings, NGP Holdings and Alpha, dated as of the Closing Date and substantially in the form attached hereto as Exhibit B.
“Subject Interests” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” when used with respect to any Person, means any other Person of which fifty percent (50%) or more of the Capital Stock or fifty percent (50%) or more of the voting rights or interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.
“Tax” means any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.
“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Stockholders’ Agreement, the Lock-up Agreement, the Cooperation Agreement and all other documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.
“Transfer Taxes” means all transfer Taxes (excluding (i) for the avoidance of doubt, Taxes measured by or imposed on net income, gross revenue, or receipts, including franchise or similar Taxes and (ii) Acquired Company Entity Tax), including sales, real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

Section 1.2    Terms Generally.
(a)    The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.
(b)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c)    The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
(d)    The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require.
(e)    The word “or” has the inclusive meaning represented by the phrase “and/or.”
(f)    All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
(g)    Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns.
(h)    Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(i)    Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(j)    All monetary figures shall be in United States dollars unless otherwise specified.
ARTICLE II

TRANSFER OF THE SUBJECT INTERESTS
Section 2.1    Transfer of the Subject Interests. Upon the terms and subject to the conditions of this Agreement, Parent agrees to accept from Alpha, and Alpha agrees to transfer to Parent, all of the Subject Interests, free and clear of all Liens (except for any Liens that may be or may have been created under the Governing Documents of the Company Entities and for any restrictions on transfers or sales of securities under applicable securities Laws) at the Closing, for the consideration specified in Section 2.2. The Parties agree that the value of the Subject Interests is $300,000,000.
Section 2.2    Issuance of Alpha Shares. Upon the terms and subject to the conditions of this Agreement, in consideration for the Subject Interests, at the Closing Parent shall (a) pay to Alpha $100,000,000 in cash (the “Cash Portion”) and (b) issue to Alpha the number of shares of Parent’s common stock as is equal to (x) $200,000,000 divided by (y) the Parent IPO Price (such shares, the “Alpha Shares”).
Section 2.3    Closing. Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Houston, Texas, concurrent with the consummation of the Parent IPO (the “Parent IPO Closing”) and shall only be effective upon the occurrence of the Parent IPO Closing, provided that all of the conditions set forth in Article VI (other than any such conditions which by their terms are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or, when permissible, waived, or (b) on such other time and date and at such other place as the Parties may mutually determine. The date on which the Closing occurs is referred to herein as the “Closing Date”. For the avoidance of doubt, in the event that the Parent IPO Closing does not occur on the Closing Date, the Closing shall be deemed null and void and of no force and effect.
Section 2.4    Closing Deliveries.
(a)    At the Closing, Alpha shall deliver, or cause to be delivered, to Parent (or its designee) the following:
(i)    certificates evidencing the Subject Interests properly endorsed in the name of Parent or accompanied with membership interest and limited partnership interest, as applicable, powers duly endorsed in blank;
(ii)    resignations or removals of the managers of the Company and the members of the operating committee of the Company appointed or designated by Alpha to such positions from their status as managers or such members, as applicable, effective as of the Closing;
(iii)    a certificate of non-foreign status of Alpha meeting the requirements of U.S. Treasury Regulations Section 1.1445-2(b)(2);
(iv)    a certificate of Alpha signed by a duly authorized officer of Alpha, certifying as of the Closing Date that each of the conditions set forth in Sections 6.3(a), and 6.3(b), have been fully satisfied or validly waived as of the Closing;
(v)    the Registration Rights Agreement, duly executed by Alpha;
(vi)    the Stockholders’ Agreement; duly executed by Alpha;

(vii)    the Lock-up Agreement; duly executed by Alpha; and
(viii)    all other documents required to be delivered by Alpha to any Rice Party at the Closing pursuant to this Agreement.
(b)    At the Closing, Parent shall deliver, or cause to be delivered, to Alpha the following:
(i)    (A) certificates evidencing the Alpha Shares and (B) the Cash Portion, if any, by wire transfer of immediately available funds to an account designated by Alpha;
(ii)    a certificate of Parent signed by a duly authorized officer of Parent, certifying as of the Closing Date that each of the conditions applicable to Parent set forth in Sections 6.2(a), and 6.2(b), have been fully satisfied or validly waived as of the Closing;
(iii)    the Registration Rights Agreement, duly executed by Parent, Rice Holdings, NGP Holdings and Daniel J. Rice III;
(iv)    the Stockholders’ Agreement, duly executed by Parent, Rice Holdings and NGP Holdings; and
(v)    all other documents required to be delivered by Parent to Alpha at the Closing pursuant to this Agreement.
(c)    At the Closing, Rice Drilling shall deliver, or cause to be delivered, to Alpha the following:
(i)    a certificate of Rice Drilling signed by a duly authorized officer of Rice Drilling, certifying as of the Closing Date that each of the conditions applicable to Rice Drilling set forth in Sections 6.2(a), and 6.2(b), have been fully satisfied or validly waived as of the Closing; and
(ii)    all other documents required to be delivered by Rice Drilling to Alpha at the Closing pursuant to this Agreement.
Section 2.5    Transfer Taxes. Notwithstanding anything herein to the contrary, in the event that any Transfer Taxes result from the transfer of the Subject Interests, Alpha shall be responsible for the payment of any such Transfer Taxes. Any Tax Return that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local Law for the filing of such Tax Returns, and such Party will use its commercially reasonable efforts to provide drafts of such Tax Returns to the other Party at least ten (10) days prior to the expected filing date for such Tax Returns. Alpha will provide Parent with written evidence of Alpha’s remittance of applicable Transfer Taxes. To the extent Transfer Taxes are actually collected from Parent or its Affiliates, Alpha will promptly remit to Parent or its Affiliates, as applicable, upon demand an amount in cash equal to such Transfer Taxes.
Section 2.6    Acquired Company Entity Taxes. Notwithstanding anything herein to the contrary, in the event that any Acquired Company Entity Taxes result from the transfer of the Subject

Interests, Alpha and Parent shall each be responsible for the payment of 50% of any such Acquired Company Entity Taxes. Any Tax Return that must be filed with respect to Acquired Company Entity Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local Law for the filing of such Tax Returns, and such Party will use its commercially reasonable efforts to provide drafts of such Tax Returns to the other Party at least ten (10) days prior to the expected filing date for such Tax Returns. Each Party will provide the other Party with written evidence of the first Party’s remittance of its portion of applicable Acquired Company Entity Taxes. To the extent an amount in excess of 50% of Acquired Company Entity Taxes are actually collected from either Alpha or Parent (or either of such Party’s Affiliates, which for this purpose shall not include the other Party), the other Party will promptly remit to the first Party or its Affiliates, as applicable, upon demand an amount in cash equal to such excess.
ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING ALPHA
Alpha represents and warrants to Parent as follows:
Section 3.1    Organization. Alpha is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and Alpha has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Alpha is duly qualified or licensed to do business and is in good standing in each jurisdiction where the actions to be performed by it under this Agreement or the other Transaction Documents to which it is or will be a party make such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Alpha’s ability to perform such actions under this Agreement or the other Transaction Documents.
Section 3.2    Authorization. Alpha has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Alpha of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Alpha. This Agreement has been duly executed and delivered by Alpha and (assuming due authorization, execution and delivery by the other Parties hereto) constitutes a legal, valid and binding obligation of Alpha, enforceable against Alpha in accordance with its terms, subject to the Remedies Exception. Each of the other Transaction Documents to which Alpha is or will be a party has been or will be duly and validly executed and delivered by Alpha and (assuming due authorization, execution and delivery by the other Parties thereto) constitutes or will constitute a legal, valid and binding obligation of Alpha enforceable against Alpha in accordance with its terms, subject to the Remedies Exception.
Section 3.3    Noncontravention. Neither the execution and delivery or performance of this Agreement or the other Transaction Documents to which Alpha is or will be a party, nor the consummation by Alpha of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Alpha, (b) conflicts with, violates or results in a breach (or, with or without the giving of notice, the lapse of time or both, gives rise to any right of termination, cancellation, acceleration or modification or payment) of any Contract to which Alpha is a party, or by which it is bound or its assets or properties are bound, (c) assuming the accuracy of the Rice Parties’ representations and warranties in Section 4.6, violates any Law to which Alpha or any of its Affiliates, or any asset or property thereof, is subject, (d) results in the imposition or creation of any Lien (other than as may be created by this Agreement, the other Transaction Documents or applicable securities Laws) on the Subject Interests or (e) triggers or gives rise to any right of first offer, option to purchase or redeem, or otherwise exercise any similar preferential rights in respect of the Subject Interests (other than pursuant to the Governing Documents of the Company Entities), except, in the case of clauses (b) and (c), for such violations or breaches which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Alpha’s ability to perform its obligations hereunder.
Section 3.4    Title to the Subject Interests. Alpha holds of record and owns beneficially the Subject Interests, free and clear of any and all Liens, except (a) as may be created by this Agreement or the Governing Documents of the Company Entities and (b) for any restrictions on transfers or sales of securities under applicable securities Laws. Except for this Agreement and the Governing Documents of the Company Entities, Alpha is not a party to any Rights or Contracts, agreements or commitments that would require Alpha to sell, transfer or otherwise dispose of the Subject Interests. Except for the Governing Documents of the Company Entities, Alpha is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Subject Interests. The Subject Interests have been duly authorized, validly issued and fully paid and are non-assessable (except to the extent such non-assessability may be affected by Sections 18-607 and 18-803 of the Delaware LLC Act or Sections 17-303(a), 17-607 and 17-804 of the Delaware LP Act).
Section 3.5    Government Authorizations and Other Consents. No Consent of, with or to any Governmental Authority or any other Person is required to be obtained or made by or with respect to Alpha or any of its Affiliates in connection with the execution and delivery of or performance by Alpha under this Agreement and the other Transaction Documents to which Alpha is or will be a party or the consummation by Alpha of the transactions contemplated hereby and thereby.
Section 3.6    Litigation. There are no Actions pending or, to Alpha’s Knowledge, threatened in law or in equity or before any Governmental Authority against Alpha or any of its Affiliates (i) that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Alpha’s ability to consummate its obligations under this Agreement or any other Transaction Document to which Alpha is or will be a party, or (ii) that seeks a Governmental Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated hereby or thereby. There are no outstanding Governmental Orders to which Alpha or any of its Affiliates is a party, by which it or any such Affiliate is bound or by which their respective assets are bound restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or any other Transaction Document to which Alpha is or will be a party.
Section 3.7    Investment Representations.
(a)    Experience. Alpha has substantial experience in analyzing and investing in companies like Parent and is capable of evaluating the merits and risks of its investment in Parent and has the capacity to protect its own interests. To the extent necessary, Alpha has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of the transfer of the Subject Interests to Parent and an investment in the Alpha Shares.
(b)    Access to Information.
(i)    Alpha has had an opportunity to discuss Parent’s and its Subsidiaries’ businesses, management and financial affairs with the members of Parent’s and Rice Drilling’s management. Alpha acknowledges that it is familiar with the nature of the Business. Alpha has also had an opportunity to ask questions of the officers of the Rice Parties. Alpha has received and had an opportunity to review the Investment Disclosure Package.
(ii)    Alpha has not received representations or warranties from Parent or any of its Subsidiaries or Rice Drilling, or any of their respective employees, Affiliates, attorneys, accountants or agents, except as set forth in Article IV of this Agreement and has undertaken such due diligence pertaining to Parent and its Subsidiaries as Alpha deems adequate. Alpha’s transfer of the Subject Interests on the Closing Date and the investment in the Shares shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Parent, its Subsidiaries or Rice Drilling, except as expressly set forth in Article IV of this Agreement.
(iii)    Alpha understands that the ownership of the Shares involves numerous risks, including those described under the heading “Risk Factors” in the Registration Statement.
(c)    Investment Purposes.
(i)    Alpha is an “accredited investor” (as such term is used in Rule 501 under the Securities Act) and is able to bear the economic risk of its investment in the Shares and is able to afford the complete loss of such investment.
(ii)    Alpha is acquiring the Alpha Shares solely for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction in violation of the securities Laws of the United States of America or any state. Alpha understands that the Alpha Shares have not been registered under the Securities Act or applicable state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Alpha’s representations as expressed herein. Alpha understands that Parent is relying, in part, upon the representations and warranties contained in this Section 3.7 for the purpose of determining whether this transaction meets the requirements for such exemptions.
Section 3.8    Brokers’ Fees. Except for contracts or other arrangements or understandings entered into with J.P. Morgan Securities LLC, none of Alpha or any of its Affiliates has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person, which may result in the obligation of Parent or any of its Affiliates (including the Company and the Partnership) to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which Alpha is or will be a party or the consummation of the transactions contemplated hereby or thereby.
Section 3.9    Governing Documents. Alpha is, and has been at all times, in compliance in all material respects with its obligations, covenants and agreements under the Governing Documents of the Company Entities.
Section 3.10    Certain Tax Matters. None of Alpha, its direct or indirect owners or any of its Affiliates has taken, has agreed to take, or will take any action that would prevent Alpha’s exchange of the Subject Interests for the Alpha Shares, the exchange of the interests in Rice Appalachia for common stock of Parent, and the Parent IPO, taken together, from qualifying for nonrecognition of gain or loss pursuant to Section 351 of the Code.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING RICE DRILLING AND PARENT
Each Rice Party represents and warrants, severally as to itself and not jointly, to Alpha as follows:
Section 4.1    Organization. Such Rice Party is a corporation or limited liability company, as applicable, duly organized, validly existing, and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Such Rice Party is duly qualified or licensed to do business and is in good standing in each jurisdiction where the actions to be performed by it under this Agreement and the other Transaction Documents to which it is or will be a party make such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Rice Party’s ability to perform such actions under this Agreement or such other Transaction Documents.

Section 4.2    Authorization. Such Rice Party has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Rice Party of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Rice Party. This Agreement has been duly executed and delivered by such Rice Party and (assuming due authorization, execution and delivery by the other Parties), constitutes a legal, valid and binding obligation of such Rice Party, enforceable against such Rice Party in accordance with its terms, subject to the Remedies Exception. Each of the other Transaction Documents to which such Rice Party is or will be a party has been or will be duly and validly executed and delivered by such Rice Party and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of such Rice Party enforceable against such Rice Party in accordance with its terms, subject to the Remedies Exception.
Section 4.3    Capitalization; Title to Interests.
(a)    Parent represents that as of the date hereof, Rice Drilling owns 1,000 shares of common stock of Parent. As of the date hereof, such shares are the only outstanding shares of common stock of Parent. Such shares have been duly authorized, validly issued, and are fully paid and non-assessable.
(b)    Parent represents that, as of the Closing Date, the Alpha Shares will have been duly authorized and when issued and delivered against payment therefor in accordance with this Agreement will be validly issued, fully paid and nonassessable. Parent represents that the stockholders of Parent are not entitled to any preemptive or similar rights to subscribe for the Alpha Shares and, as of the date hereof, there are no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Capital Stock in Parent outstanding, except as provided in this Agreement.
Section 4.4    Noncontravention. Neither the execution and delivery or performance of this Agreement or the other Transaction Documents to which it is or will be a party by such Rice Party nor the consummation by such Rice Party of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of such Rice Party, (b) conflicts with, violates or results in a breach (or, with or without the giving of notice, the lapse of time or both, gives rise to any right of termination, cancellation, acceleration or modification or payment) of any Contract to which such Rice Party is a party, by which it is bound or by which its assets or properties are bound or (c) assuming the Consents described in Section 4.5 have been made, obtained or given and assuming the accuracy of Alpha’s representations and warranties in Section 3.7 and all Rice Approvals are obtained, violates any Law to which Parent or any asset or property thereof, is subject, except, in the case of clauses (b) and (c), for such violations or breaches which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations hereunder.

Section 4.5    Government Authorizations and Other Consents. Except for (a) the expiration or termination of the waiting period (and any extension thereof) under the HSR Act, (b) as may be required by U.S. federal or state securities or blue sky Laws in connection with the issuance of the Alpha Shares and the consummation of the Parent IPO or (c) approvals to be obtained in connection with the Reorganization set forth on Schedule 4.5 (the “Rice Approvals”), no Consent of, with or to, any Governmental Authority or any other Person is required with respect to such Rice Party or any of its Affiliates (excluding the Company Entities) in connection with the execution and delivery of or performance by such Rice Party under this Agreement and the other Transaction Documents to which such Rice Party is or will be a party or the consummation by such Rice Party or any of its Affiliates (excluding the Company Entities) of the transactions contemplated hereby and thereby.
Section 4.6    Investment. Such Rice Party acknowledges that the Subject Interests being acquired by such Rice Party pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Parent is not an underwriter, as such term is defined under the Securities Act, and Parent is purchasing the Subject Interests solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in any transaction in violation of the securities Laws of the United States of America or any state. Parent acknowledges that it may not sell or otherwise dispose of the Subject Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws.
Section 4.7    Litigation. As of the date hereof, there are no Actions pending or, to such Rice Party’s Knowledge, threatened in law or in equity or before any Governmental Authority against such Rice Party or any of its Affiliates (excluding the Company Entities) which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Rice Party’s ability to consummate its obligations hereunder, or that seeks a Governmental Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated hereby. There are no outstanding Governmental Orders to which such Rice Party or any of its Affiliates (excluding the Company Entities) is a party, by which it or any such Affiliate is bound or by which their respective assets are bound restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated hereby.
Section 4.8    Brokers’ Fees. None of such Rice Party or any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Alpha or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which such Rice Party is or will be a party or the consummation of the transactions contemplated hereby or thereby.
Section 4.9    Information. Such Rice Party (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Subject Interests and is capable of bearing the economic risks of such purchase. Such Rice Party’s acceptance of the Subject Interests on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Alpha, except as expressly set forth in this Agreement, any Transaction Document or any certificate delivered by Alpha pursuant to this Agreement or any other Transaction Document.
Section 4.10    Valid Private Placement. Assuming the accuracy of the representations and warranties of Alpha contained in this Agreement, the sale and issuance of the Alpha Shares to Alpha pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and none of the Rice Parties nor, to the Knowledge of any Rice Party, any authorized agent acting on their behalf, has taken or will take any action after the date hereof that would cause the loss of such exemptions; and
Section 4.11    No Material Misstatements or Omissions in the Prospectus. The prospectus for the Parent IPO, as supplemented and amended as of the Closing Date (the “Prospectus”), will not, as of the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 4.12    Certain Tax Matters. None of the Rice Parties, their direct or indirect owners or any of their Affiliates has taken, has agreed, or will take to take any action that would prevent Alpha’s exchange of the Subject Interests for the Alpha Shares, the exchange of the interests in Rice Appalachia for common stock of Parent, and the Parent IPO, taken together, from qualifying for nonrecognition of gain or loss pursuant to Section 351 of the Code.
ARTICLE V

COVENANTS
Section 5.1    Confidential Information.
(a)    The confidentiality provisions set forth in Exhibit B to the Company LLC Agreement shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case such provisions (including any previously received consent or waiver with respect thereto) shall nonetheless continue in full force and effect.
(b)    Subject to Section 5.3 from and after the Closing until the first anniversary of the Closing Date, Alpha shall, and shall cause their respective Affiliates to, hold in confidence and to not disclose to any Person any Confidential Parent Group Information, except to the extent (i) required to be disclosed under applicable Laws including listing standards or by any Governmental Authority, including as a result of disclosure obligations triggered by Alpha or any of its Affiliates, as a result of its desire to conduct a securities offering or other transaction implicating securities Laws; provided, however, that if Alpha or its Affiliates are legally compelled to disclose any Confidential Information or other non-public information other than in connection with a securities offering or other transaction implicating securities Laws, Alpha shall, to the extent legally permitted, promptly notify Parent of such fact so that Parent may seek an appropriate remedy to prevent such disclosure, or (ii) disclosure of any such Confidential Parent Group Information is necessary to enforce in a judicial context any of Alpha’s rights under this Agreement.
Section 5.2    Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VI to be fully satisfied.
Section 5.3    Public Announcements. No Party shall issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Parties; provided, however, that the obligations of the Parties under this Section 5.3 do not preclude any of the Parties or their respective Affiliates from disclosing information as such Party may reasonably determine to be necessary to comply with applicable Law, including listing standards, or such Party’s or its Affiliates’ disclosure obligations under the Securities Exchange Act; provided, further, that Parent may disclose certain information related to the transactions contemplated by this Agreement to the extent Parent may reasonably determine to be necessary to comply with its disclosure obligations under the Securities Act in connection with the Parent IPO.
Section 5.4    Further Assurances. Each of the Parties agrees that from time to time after the Closing Date, at the reasonable request of the other Party and without further consideration, such Party shall execute and deliver or cause its respective Affiliates (including, with respect to Parent, causing the Company Entities) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Parent, causing the Company Entities to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.
Section 5.5    Releases. Effective as of the Closing, (a) Alpha, on its own behalf and on behalf of its Affiliates and their respective heirs, estate, executors, administrators, successors and assigns (collectively, the “Alpha Releasors”), hereby unconditionally and irrevocably releases and waives any debts, Actions, Damages, judgments, claims and demands whatsoever that any Alpha Releasor has or may in the future have, in its capacity as an equity holder, member, manager, director, officer, employee or similar capacity, against any of the Rice Parties, their respective assignees and Affiliates, the Company Entities or any of the directors, officers, managers, partners, employees, or equity holders of any of the foregoing (collectively, the “Alpha Releasees”), in each case arising out of, resulting from or relating to the Subject Interests or Alpha’s direct or indirect ownership of any interests in any Company Entity or the Governing Documents of any Company Entity prior to the Closing, in each case, other than with respect to any claims under this Agreement and the other Transaction Documents; and (b) Parent, on its own behalf and on behalf of its Affiliates and their respective heirs, estate, executors, administrators, successors and assigns (collectively, the “Parent Releasors”), hereby unconditionally and irrevocably releases and waives any debts, Actions, Damages, judgments, claims and demands whatsoever that any Parent Releasor has or may in the future have, in its capacity as an equity holder, member, manager, director, officer, employee or similar capacity, against Alpha, its respective assignees and Affiliates or any of the directors, officers, managers, partners, employees, or equity holders of any of the foregoing (collectively, the “Parent Releasees”), in each case arising out of, resulting from or relating to the Subject Interests or Alpha’s direct or indirect ownership of any interests in any Company Entity or the Governing Documents of any Company Entity prior to the Closing, in each case, other than with respect to any claims under this Agreement and the other Transaction Documents. Alpha represents and warrants, on behalf of the Alpha Releasors, that no Alpha Releasor has assigned any of its claims released by this Section 5.5 to any other Person on or prior to the date hereof, and will not assign any such claim. Alpha, on behalf of the Alpha Releasors, irrevocably covenants to refrain from (and to cause the Alpha Releasors to refrain from), directly or directly, asserting any claim or demand or commencing, instituting or causing to be commenced, any Action of any kind against the Alpha Releasees based upon any matter released pursuant to this Section 5.5. Parent represents and warrants, on behalf of the Parent Releasors, that no Parent Releasor has assigned any of its claims released by this Section 5.5 to any other Person on or prior to the date hereof, and will not assign any such claim. Parent, on behalf of the Parent Releasors, irrevocably covenants to refrain from (and to cause the Parent Releasors to refrain from), directly or directly, asserting any claim or demand or commencing, instituting or causing to be commenced, any Action of any kind against the Parent Releasees based upon any matter released pursuant to this Section 5.5.
Section 5.6    Termination of Financing.
(a)    Rice Drilling and Alpha shall use commercially reasonable efforts to deliver a Debt Payoff Letter from the payee of the Credit Facility to the Partnership at least two (2), but no more than five (5), Business Days prior to the Closing Date.
(b)    At or prior to the Closing, Rice Drilling shall cause the Partnership to pay all amounts payable as set forth in the Debt Payoff Letter. Rice Drilling and Alpha shall cooperate in arranging for such Lien releases as of Closing.
Section 5.7    Assignment of Certain Interests; Acquisitions.
(a)    Alpha shall assign to the Partnership, and the Parties will cause the Partnership to accept the assignment of, certain leasehold interests identified on Exhibit A of the Cooperation Agreement, pursuant to assignment agreements, leases or other instruments approved by the Company’s Board of Managers, the material terms of which are set forth on Exhibit A of the Cooperation Agreement, and the Parties agree to use commercially reasonable efforts to complete such assignments prior to the Closing hereunder; provided that, to the extent any of such assignments cannot be completed prior to the Closing despite the Parties’ commercially reasonable efforts, any such assignments not completed prior to the Closing will be completed after the Closing pursuant to the terms of the Cooperation Agreement.
(b)    If the Closing occurs, the procedures set forth in this Section 5.7 shall be deemed to satisfy the procedures in Section 2 of the Operating Agreement.

(c)    From and after the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the provisions of Article VIII, Alpha shall not, and shall cause its Affiliates not to, directly or indirectly acquire, renew or extend any interests in Gas found in the Marcellus Shale formation in the Area of Mutual Interest (as such terms are defined in the Operating Agreement).
(d)    From and after the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the provisions of Article VIII, Parent shall not, and shall cause its Affiliates not to, directly or indirectly acquire, renew or extend any Real Property Interest in the ECMP Area (as such terms are defined in the Cooperation Agreement).
Section 5.8    Conduct of Business. Except as (a) set forth on Schedule 5.8, (b) as required by Governmental Authority or Law, or (c) as contemplated by this Agreement, from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with the provisions of Article VIII, unless Alpha shall otherwise consent in writing, Rice Drilling shall, subject to the terms and conditions of the Governing Documents of the Company Entities, operate the Business in its ordinary and usual course of business and consistent with past practice and in all material respects in a manner consistent with the 2014 Annual Budget of the Partnership.
Section 5.9    Operating Agreement. As of the Closing, the Operating Agreement will terminate, according to the terms of Section 16 thereof.
Section 5.10    Notification of Certain Matters. From and after the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the provisions of Article VIII, Parent shall (a) to the extent disclosure in an amendment to the Registration Statement, report, schedule and other document to be filed with the SEC pursuant to the requirements of the Securities Act in connection with the Parent IPO describes the transactions contemplated by the Transaction Documents (including the rights of Alpha under the Stockholders’ Agreement), the Company Entities or Alpha in a manner different from disclosure previously reviewed by Alpha (i) furnish such amendment to the Registration Statement, report, schedule or other document to Alpha reasonably in advance of the filing thereof and (ii) use commercially reasonable efforts to address in each such document when so filed with the SEC such comments as Alpha shall reasonably propose prior to such filing and (b) furnish promptly to Alpha a copy of each amendment to the Registration Statement, report, schedule and other document filed or received by the Parent with the SEC pursuant to the requirements of the Securities Act in connection with the Parent IPO.
Section 5.11    Tax Reporting. The Parties intend that Alpha’s exchange of the Subject Interests for the Alpha Shares, the exchange of the interests in Rice Appalachia for common stock of Parent, and the Parent IPO be treated for U.S. federal income tax purposes as an integrated transaction qualifying for nonrecognition of gain or loss pursuant to Section 351 of the Code. None of the Parties shall take, or permit any of their Affiliates to take, a position on any Tax Return that is inconsistent with the foregoing sentence.

ARTICLE VI

CONDITIONS TO CLOSING
Section 6.1    Conditions Precedent to Obligations of Rice Parties and Alpha. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing of each of the following conditions:
(a)    No Adverse Order. There shall be no Law or Governmental Order that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby. No Action by any Governmental Authority shall have been instituted, or shall have been threatened in writing, that challenges the validity of, or seeks to enjoin or make illegal, the consummation of the transactions contemplated by the Transaction Documents.
(b)    Conditions Precedent to the Parent IPO. (i) All conditions precedent to Parent’s obligations to consummate the Parent IPO set forth in the Parent IPO Underwriting Agreement shall have been satisfied or waived (except for those conditions that by their nature are not capable of being satisfied until the consummation of the Parent IPO) and (ii) Parent shall not have withdrawn or terminated the Registration Statement, as amended from time to time.
Section 6.2    Conditions Precedent to Obligations of Alpha. The obligation of Alpha to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Alpha) at or prior to the Closing of each of the following additional conditions:
(a)    Accuracy of Rice Drilling’s and Parent’s Representations and Warranties. The representations and warranties of each of Rice Drilling and Parent contained in this Agreement, disregarding all qualifications contained therein relating to materiality, material adverse effect or similar qualification, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date); provided that the representations and warranties of Parent set forth in Section 4.3 shall be true and correct in all respects.
(b)    Covenants and Agreements of Rice Drilling and Parent. Each of Rice Drilling and Parent shall have performed or complied in all material respects with all of the covenants and agreements hereunder required to be performed or complied with by such Rice Party prior to the Closing.
(c)    Closing Documents. On the Closing Date, each of Rice Drilling and Parent shall have delivered all agreements, instruments and documents required to be delivered by such Rice Party under Section 2.4(b) and Section 2.4(c).
Section 6.3    Conditions Precedent to Obligations of Rice Parties. The obligation of each of Rice Drilling and Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Rice Drilling or Parent, respectively) at or prior to the Closing of each of the following additional conditions:
(a)    Accuracy of Alpha’s Representations and Warranties. The representations and warranties of Alpha contained in this Agreement, disregarding all qualifications contained herein relating to materiality, material adverse effect or similar qualification, shall be true and correct in all material respects, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date; provided that the representations and warranties of Alpha set forth in Section 3.4 shall be true and correct in all respects.
(b)    Covenants and Agreements of Alpha. Alpha shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.
(c)    Closing Documents. On the Closing Date, Alpha shall have delivered all agreements, instruments and documents required to be delivered by Alpha pursuant to Section 2.4(a).
ARTICLE VII

INDEMNIFICATION; REMEDIES
Section 7.1    Survival.
(a)    Subject to the other terms and conditions of this Article VII, each of the representations and warranties set forth in this Agreement, shall survive (together with any right to assert a claim under Section 7.2(a) or Section 7.3(a), as applicable) the Closing and the consummation of the transactions contemplated hereby and shall expire on the date that is twelve months (12) months after the Closing Date; provided, however, that the representations and warranties set forth in (i) Section 3.1, Section 3.2, Section 3.3(a), Section 3.4, Section 4.1, Section 4.2, Section 4.3, Section 4.4(a) shall survive (together with any right to assert a claim under Section 7.2(a) or Section 7.3(a), as applicable) indefinitely.
(b)    Each of the covenants and other agreements contained in this Agreement shall survive (together with any right to assert a claim under Sections 7.2(b) or 7.3(b), as applicable) until the Closing, other than any covenant or agreement that, by its terms, expressly contemplates performance after the Closing Date, in which case such covenant or agreement shall survive the Closing Date and shall expire (together with any right to assert a claim under Sections 7.2(b) or 7.3(b), as applicable) upon expiration of its term or performance of the undertaking set forth therein.
Section 7.2    Indemnification by Parent. Subject to the other terms and conditions of this Article VII, from and after the Closing, Parent shall indemnify, defend and hold harmless Alpha and its Affiliates and their respective Representatives, successors and permitted assigns (collectively, the “Alpha Indemnitees”) from and against, and shall pay and reimburse the Alpha Indemnitee for, any and all Damages incurred or sustained by to the extent arising out of or relating to:

(a)    any inaccuracy in or breach of any representation or warranty of the Rice Parties contained in Article IV of this Agreement; and
(b)    any breach of any covenant, agreement or obligation to be performed by the Rice Parties pursuant to this Agreement.
Section 7.3    Indemnification by Alpha. Subject to the other terms and conditions of this Article VII, from and after the Closing Date, Alpha shall indemnify, defend and hold harmless the Rice Parties and their Affiliates and their respective Representatives, successors and permitted assigns (collectively, the “Rice Indemnitees”) against, and shall pay and reimburse each of the Rice Indemnitees for, any and all Damages incurred or sustained by to the extent arising out of or relating to:
(a)    any inaccuracy in or breach of any representation or warranty of Alpha contained in Article III of this Agreement; and
(b)    any breach of any covenant, agreement or obligation to be performed by Alpha pursuant to this Agreement.
Section 7.4    Limitations and Other Matters Relating to Indemnification.
(a)    Parent shall not be required to indemnify, defend, hold harmless, pay or reimburse the Alpha Indemnitees under Section 7.2 from and after the aggregate amount of all Damages in respect of indemnification under Section 7.2 exceeds $200,000,000.
(b)    Alpha shall not be required to indemnify, defend, hold harmless, pay or reimburse the Rice Indemnitees under Section 7.3 from and after the aggregate amount of all Damages in respect of indemnification under Section 7.3 exceeds $200,000,000.
(c)    Notwithstanding anything contained herein to the contrary, none of the Parties or any of their respective Representatives or Affiliates (including in the case of Rice Drilling, the Company Entities) shall be entitled to any recovery under this Agreement for any of its or their respective Representatives’ or Affiliates’ (including in case of Rice Drilling, the Company Entities) special, exemplary, punitive, consequential, incidental or indirect Damages or lost profits (including any Damages on account of lost opportunities).
(d)    Notwithstanding anything to the contrary herein, none of the Parties or any of their respective Representatives or Affiliates (including, in the case of Rice Drilling, the Company Entities) shall be entitled to any recovery under this Agreement if such Person had Knowledge of the applicable breach or the facts giving rise to such breach prior to the date hereof.
(e)    No Party shall have any liability for indemnity claims made under this Article VII unless a written notice is provided prior to the expiration of the applicable survival period in Section 7.1.
Section 7.5    Indemnification Procedures. For the purposes of this Agreement, “Indemnifying Party” means Alpha (in the case of a claim for indemnification by a Rice Indemnitee)

or Parent (in the case of a claim for indemnification by an Alpha Indemnitee) and an “Indemnified Party” means any Person entitled to indemnification pursuant to this Article VII. In the event an Indemnified Party has a claim for indemnity under this Article VII against an Indemnifying Party, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 9.13.
Section 7.6    Exclusive Remedy. (a) Subject to Section 7.6(b), from and after the Closing, the Parties acknowledge and agree that (i) this Article VII shall be the sole and exclusive remedy in connection with this Agreement and the transactions contemplated hereby; (ii) neither the Rice Parties nor Alpha shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, except pursuant to the indemnification provisions set forth in this Article VII; (iii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action, suits and demands (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to or in connection with this Agreement and the transactions contemplated hereby, in each case, that it may have against the other Party and any of such Party’s Affiliates or Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article VII; provided, however, that nothing in this Section 7.6 shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to, or shall otherwise operate to interfere with the operation of, the provisions of any of the other Transaction Documents; and (iv) except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.
(b)    Notwithstanding anything to the contrary in this Agreement, nothing in this Article VII shall limit (i) the rights or remedies of any Person under this Agreement following the Closing Date based upon or in connection with fraud, intentional misrepresentation or willful breach (other than any right to which any such Person may be entitled with respect to any misrepresentation in the Prospectus based on Rule 10b-5 under the Securities Exchange Act or a breach of the representations and warranties in Section 4.11, the exclusive remedy for which is set forth in Section 7.2(a) and subject to the limitations set forth in this Article VII), and (ii) either Party’s right to bring claims based on fraud, intentional misrepresentation or willful breach with respect to this Agreement (other than any claim based on Rule 10b-5 under the Securities Exchange Act or a breach of the representations and warranties in Section 4.11, the exclusive remedy for which is set forth in Section 7.2(a) and subject to the limitations set forth in this Article VII) at any time following the Closing Date, which right shall survive indefinitely or until the latest time permitted by applicable Law.
Section 7.7    Specific Performance. Notwithstanding anything in this Agreement to the contrary except as otherwise provided in Section 8.2(b), each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Parties to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach an aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including the consummation of the Closing. A Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.
ARTICLE VIII
TERMINATION
Section 8.1    Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Alpha and Parent;
(b)    by either Alpha or Parent by giving written notice to the other Party if the Closing shall not have occurred by April 30, 2014 (the “Outside Date”), unless extended by written agreement of Alpha and Parent; provided that a Party shall not be permitted to terminate pursuant to this subsection (b) if such Party (including, in the case of Parent, Rice Drilling) is in default or breach hereunder; and provided, further, that the right to terminate this Agreement under this subsection (b) shall not be available to any Party (including, in the case of Parent, Rice Drilling) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(c)    by either Alpha or Parent, by giving written notice to the other Party if such other Party (including, in the case of Parent, Rice Drilling) has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to result in a failure of any condition to effect the Closing set forth in Article VI of the Party giving notice pursuant to this Section 8.1(c) and, except in the case of a breach of Rice Drilling’s and Parent’s obligations to effect the Closing and issue the Alpha Shares in accordance with the terms of Article II, such breach (i) cannot be cured by the Outside Date, or (ii) if capable of being cured by the Outside Date, shall not have been cured within thirty (30) days following delivery of written notification of such breach by the Party seeking termination pursuant to this Section 8.1(c); provided, however, that in each case, the Party seeking termination pursuant to this Section 8.1(c) is not then in breach of any representation, warranty, agreement or covenant contained in this Agreement such that a condition set forth in Article VI would not be satisfied; or
(d)    by either Alpha or Parent by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable; provided that the right to terminate this Agreement under this subsection (d) shall not be available to any Party (including, in the case of Parent, Rice Drilling) whose breach of this Agreement has resulted in such order, decree, ruling or other Action.
Section 8.2    Effect of Termination.
(a)    In the event of any termination of this Agreement pursuant to Section 8.1, then all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Affiliates in respect thereof, except that (i) provisions of, and the obligations of the Parties under Section 5.3, Section 7.1, this Article VIII and Article IX of this Agreement shall remain in full force and effect and (ii) such termination shall not relieve any Party of any Liability for any breach of this Agreement prior to such termination.
(b)    In the event of termination of this Agreement by Alpha either (i) pursuant to Section 8.1(b) due to a failure of satisfaction of the condition in Section 6.1(b) when all other conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived by the Rice Parties (other than those conditions that by their terms are not capable of being satisfied until the Closing) or (ii) pursuant to Section 8.1(c) due to Parent’s breach of the covenant in Section 5.8, then Parent shall reimburse Alpha for its reasonable, out of pocket expenses, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants, paid or incurred in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents, upon receipt of such other supporting information reasonably requested by Parent, as liquidated damages and as the exclusive remedy available to Alpha for termination of this Agreement and in lieu of all other Damages, claims and remedies that might otherwise be available to Alpha with respect thereto under this Agreement; provided, however, the foregoing does not limit Alpha’s rights and remedies under the Governing Documents of the Company Entities or rights arising under Delaware law applicable to the interpretation of the Governing Documents. The provisions for liquidated damages have been included, because in the event of a breach by the Rice Parties and termination by Alpha as provided in this Section 8.2(b), the actual damages to be incurred by Alpha can reasonably be expected to approximate the amount of liquidated damages called for herein because the actual amount of such damages would be difficult if not impossible to measure accurately.
ARTICLE IX

MISCELLANEOUS
Section 9.1    Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement, except as provided in Sections 5.5, 7.2, 7.3 and 9.15 and each of the defined terms and provisions in this Agreement necessary to interpret and enforce the foregoing provisions.
Section 9.2    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, shall be null and void; provided, however, that the Reorganization shall not be deemed to be an assignment for the purposes of this Section 9.2.
Section 9.3    Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission or email (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:
If to Alpha:
Foundation PA Coal Company, LLC
c/o Alpha Natural Resources, Inc.
One Alpha Place, P.O. Box 16429
Bristol, VA 24209
Attn.: Phil Cavatoni, Executive Vice President and Chief Strategy Officer
with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attn: Jeff Lewis and Grant M. Binder
with a copy (which shall not constitute notice) to:
Alpha Natural Resources, Inc.
One Alpha Place, P.O. Box 16429
Bristol, VA 24209
Attn: General Counsel

If to Rice Drilling:
Rice Drilling C LLC
c/o Rice Energy Inc.
171 Hillpointe Drive, Suite 301
Canonsburg, Pennsylvania 15317
Attn.: General Counsel
with a copy (which shall not constitute notice) to:
Vinson & Elkins LLP
1001 Fannin Street, Suite 2500

Houston, Texas 77002
Attn.: Douglas E. McWilliams
If to Parent:
Rice Energy Inc.
171 Hillpointe Drive, Suite 301
Canonsburg, Pennsylvania 15317
Attn.: General Counsel
with a copy (which shall not constitute notice) to:
Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attn.: Douglas E. McWilliams
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile or email (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.
Section 9.4    Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except by a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 9.5    Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.
Section 9.6    Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
Section 9.7    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.8    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement or the other Transaction Documents or in any certificate delivered pursuant to this Agreement, Rice Parties acknowledge that none of Alpha or any of its Affiliates or any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to Alpha, the Company Entities, the Subject Interests, the Business or any of the assets or Liabilities of the Company Entities or their respective Affiliates. Except for the representations and warranties expressly set forth in this Agreement or the other Transaction Documents or in any certificate delivered pursuant to this Agreement, Alpha acknowledges that none of the Rice Parties or any of their respective Affiliates or any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to Rice Drilling, Parent, the Company Entities, the Business or any of the assets or Liabilities of the Company Entities or their respective Affiliates.
Section 9.9    Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto) and the other Transaction Documents, and constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, with respect to the subject matter hereof or thereof.
Section 9.10    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
Section 9.11    Expenses.
(a)    If the transactions contemplated by this Agreement are consummated, then Parent agrees to pay, without right of reimbursement from any other Party, all out-of-pocket costs and expenses incurred by the Parties in connection with this Agreement and the transactions contemplated hereby and the performance of their obligations hereunder and the negotiation, execution and delivery of the other Transaction Documents, including the reasonable fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby and thereby, other than the Acquired Company Entity Taxes, which shall be shared in accordance with Section 2.6.
(b)    Except as set forth in Section 8.2(b), if the transactions contemplated by this Agreement are not consummated, each of the Parties agrees to pay, without right of reimbursement from any other Party, all costs and expenses incurred by it in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and the performance of their obligations hereunder and thereunder, including the reasonable fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by such Party in connection with the transactions contemplated hereby.
Section 9.12    Governing Law. This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by the Laws of the State of New York.
Section 9.13    Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York located in New York County and (ii) the United States District Court for the Southern District of the State of New York for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 9.3 shall be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York located in New York County or (ii) the United States District Court for the Southern District of the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.
(b)    EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
(c)    If any Party shall bring an Action or proceeding to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such Action or proceeding from the non-prevailing Party.
Section 9.14    Counterparts and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement or any other Transaction Document transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement or such other Transaction Document for all purposes.
Section 9.15    Non-Recourse. Notwithstanding anything to the contrary herein, this Agreement may only be enforced against, and any proceeding that may be based upon, arise out of, or relate to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be brought against each Person that is expressly named as a Party in such Person’s capacity as such, and only with respect to the specific obligations set forth herein with respect to such Party, and no Affiliate of a Rice Party nor any past, present or future director, officer, employee, incorporator, agent, attorney or representative of any of the Rice Parties or any of their respective Affiliates or any member, partner or stockholder of any of the such Persons, shall have any liability (whether in contract or in tort) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
FOUNDATION PA COAL COMPANY, LLC

By:	/s/ Frank J. Wood
Name: Frank J. Wood
Title: Chief Financial Officer,
Vice President and Treasurer

SIGNATURE PAGES TO TRANSACTION AGREEMENT

RICE DRILLING C LLC

By:	/s/ Toby Z. Rice
Name: Toby Z. Rice, its Manager

SIGNATURE PAGES TO TRANSACTION AGREEMENT

Solely to evidence its agreement to be bound by and to perform the provisions of this Agreement applicable to it,

RICE ENERGY INC.

By:	/s/ Toby Z. Rice
Name: Toby Z. Rice
Title: President and Chief Operating Officer

SIGNATURE PAGES TO TRANSACTION AGREEMENT

Exhibit A
Form of Registration Rights Agreement

See attached.

EXHIBIT A

Exhibit B
Form of Stockholders’ Agreement

See attached.

EXHIBIT B